Filed Pursuant to Rule 433

Relating to Preliminary Prospectus Supplement dated June 11, 2012

Registration No. 333-169330

June 11, 2012

SYMANTEC CORPORATION

Pricing Term Sheet

2.750% Senior Notes due 2017

Issuer:	Symantec Corporation

Principal Amount:	$600,000,000

Security Type:	Senior Notes

Maturity:	June 15, 2017

Coupon:	2.750%

Price to Public:	99.810% of face amount

Ratings:	Baa2 by Moody’s Investor Service, Inc. BBB by Standard & Poor’s Ratings Services

Yield to Maturity:	2.791%

Spread to Benchmark Treasury:	210 bps

Benchmark Treasury:	0.625% due 5/31/17

Benchmark Treasury Price and Yield:	99-21 3/4; 0.691%

Interest Payments:	Semi-annually on June 15 and December 15, commencing December 15, 2012

Make-Whole Call	Prior to May 15, 2017, the greater of 100% principal amount or discounted present value at treasury rate plus 35 basis points

Par Call	At any time on or after May 15, 2017, at 100% of the principal amount plus accrued and unpaid interest to the date of redemption

Trade Date:	June 11, 2012

Settlement:	T+3; June 14, 2012

Joint Bookrunners:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC

Senior Co-Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. UBS Securities LLC Wells Fargo Securities, LLC

Co-Managers:	Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. Mizuho Securities USA Inc.

CUSIP:	871503 AJ7

ISIN:	US871503AJ70

3.950% Senior Notes due 2022

Issuer:	Symantec Corporation

Principal Amount:	$400,000,000

Security Type:	Senior Notes

Maturity:	June 15, 2022

Coupon:	3.950%

Price to Public:	99.200% of face amount

Ratings:	Baa2 by Moody’s Investor Service, Inc. BBB by Standard & Poor’s Ratings Services

Yield to Maturity:	4.048%

Spread to Benchmark Treasury:	245 bps

Benchmark Treasury:	1.750% due 5/15/22

Benchmark Treasury Price and Yield:	101-12+; 1.598%

Interest Payments:	Semi-annually on June 15 and December 15, commencing December 15, 2012

Make-Whole Call	Prior to March 15, 2022, the greater of 100% principal amount or discounted present value at treasury rate plus 40 basis points

Par Call	At any time on or after March 15, 2022, at 100% of the principal amount plus accrued and unpaid interest to the date of redemption

Trade Date:	June 11, 2012

Settlement:	T+3; June 14, 2012

Joint Bookrunners:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC

Senior Co-Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. UBS Securities LLC Wells Fargo Securities, LLC

Co-Managers:	Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. Mizuho Securities USA Inc.

CUSIP:	871503 AK4

ISIN:	US871503AK44

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and accompanying prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the accompanying preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you these documents upon request by contacting any of J.P. Morgan Securities LLC collect on 212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free on 800-294-1322 or Morgan Stanley & Co. LLC toll-free on 866-718-1649.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

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